Exhibit 10.27

SURRENDER AGREEMENT

THIS SURRENDER AGREEMENT, made the 18th day of January, 2005, between 300 CRA, LLC, having an office at 2 Research Way, Princeton, NJ 08540 (“Landlord”), and Orchid BioSciences, Inc., successor in interest to Orchid Biocomputer, Inc., having an office at 4390 US Route 1, Princeton, N.J. 08540 (“Tenant”).

WITNESSETH:

WHEREAS, Landlord is the present owner of a leasehold interest in certain land and the fee owner of a building thereon, herein referred to a “Building”, and commonly known as 303 College Road East, Plainsboro Township, Middlesex County, New Jersey, 30,894 rentable square feet of which were leased to Tenant by Lease, dated March 6, 1998, made with College Road Associates, Limited Partnership; and

WHEREAS, 300 CRA, LLC is now the Landlord; and

WHEREAS, Orchid BioSciences, Inc., is now the Tenant; and

WHEREAS, the Lease has a termination date of December 31, 2008; and

WHEREAS, Tenant desires to surrender the Lease and the Premises and Landlord is willing to accept such surrender, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which is hereby acknowledged, the parties hereto agree to terminate said Lease on the following terms and conditions:

1.	Effective upon the date when Tenant receives notice in writing (the “Notice”) from Landlord that Landlord has entered into a lease (the “New Lease”) with another tenant (the “New Tenant”) for the Premises, Tenant agrees to surrender possession of the Premises to Landlord on the date provided in the Notice (which date shall be no later than the earliest date the Landlord or New Tenant takes possession of the Premises (including, without limitation, for purposes of fitting out the Premises)) (the “Surrender Date”), with the intent and purpose that effective on the Surrender Date, the said term of the Lease will be wholly merged and extinguished and Tenant will give, grant and surrender to Landlord all of its right, title and interest therein and under the Lease. Anything in this Agreement to the contrary notwithstanding, this Agreement shall terminate and be of no further force and effect if the Surrender Date, if any, has not occurred by June 30, 2005, regardless of whether Notice has been given prior thereto.

2.

Tenant represents, covenants and agrees on behalf of itself, its successors and assigns, that it has not done or suffered and will not do or suffer anything whereby the Lease or the term or estate thereby granted, or the Premises, or any part thereof, or any alterations, decorations, installations, additions and improvements in and to the Premises, or any part thereof, have or will become encumbered in any way whatsoever and that Tenant owns and will own the Lease and has an will have good right to surrender the Premises, and that no one other than Tenant has acquired or will acquire through or under Tenant, any right, title or interest in or to the Lease or the Premises, or any part thereof, or in or to said alterations, decorations, installations, additions and/or improvements or any part thereof.

3.	Through and including the Surrender Date, Tenant shall continue to pay to Landlord any and all payments, sums or charges due or to become due pursuant to the terms of the Lease. In addition, on or before the Surrender Date, Tenant shall pay to Landlord for such early termination of the Lease an amount equal to one-half of the Rent that remains due to Landlord by Tenant from the Surrender Date through December 31, 2008 plus a surrender settlement fee of $100,000; provided, Tenant may offset from such payment the amount of $115,852.50, which amount is the Security Deposit under the Lease (the net amount to be paid to the Landlord pursuant to this sentence, the “Final Payment”). Other than the foregoing amounts, Tenant shall have no obligation to pay Rent or any other payments, sums or charges pursuant to the terms of the Lease.

4.	On or before the Surrender Date, the Premises shall be delivered to Landlord vacant and in good and broom clean condition, normal wear & tear excepted.

5.	As of the Surrender Date, provided that Landlord has complied with all its obligations hereunder and under the Lease, Tenant does hereby release Landlord, its successors and assigns, of and from any and all claims, damages, obligations, liabilities, actions and courses of action, of every kind and nature whatsoever, arising under, out of or in connection with, the Lease and the Premises from and after the Surrender Date, except nothing herein contained shall be deemed to constitute a release or discharge of Landlord with respect to any obligations or liability accrued or incurred under the Lease up to and including the Surrender Date, or any obligation or liability of Landlord expressly provided in the Lease to survive the expiration or earlier termination thereof.

6.	As of the Surrender Date, Landlord shall accept the surrender of the Premises, and, provided that Tenant has complied with all its obligations hereunder and under the Lease, Landlord does hereby release Tenant and its successors and assigns of and from any and all claims, damages, obligations, liabilities, actions and courses of action, of every kind and nature whatsoever, arising under, out of or in connection with, the Lease and the Premises, from and after the Surrender Date, except that nothing herein contained shall be deemed to constitute a release or discharge of Tenant with respect to any obligation or liability accrued or incurred under the Lease up to and including the Surrender Date, or any obligation or liability of Tenant expressly provided in the Lease to survive the expiration or earlier termination thereof.

7.	Landlord represents and warrants to the Tenant that it has dealt with no broker, finder or like agent in connection with this Surrender Agreement. Tenant has engaged the services of a broker in connection with this Surrender Agreement. Landlord and Tenant shall each hereby agree to indemnify and hold the other harmless from and against any and all claims of or liability, if any, to any broker, finder or like agent with whom they have dealt in connection with the execution and delivery of this Surrender Agreement and all expenses related thereto, including, without limitation, reasonable attorneys’ fees and other charges.

8.	This Surrender Agreement shall not be binding upon or enforceable against Landlord or Tenant unless and until Landlord and Tenant shall have executed and unconditionally delivered to the other an executed counterpart of this Surrender Agreement.

9.	All capitalized terms used herein shall have the meanings ascribed to them in the Lease, unless expressly stated to the contrary herein.

10.	This Surrender Agreement may not be modified, amended or terminated nor any of is provisions waived except by an agreement in writing signed by the party against whom enforcement of any modifications, amendment or waiver is sought.

11.	The covenants, agreement, terms, provisions and conditions contained in this Surrender Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12.	The terms and provisions of this Surrender Agreement shall be enforced in accordance with the laws of the State of New Jersey.

13.	Within ten (10) days after Landlord’s receipt from Tenant of the Final Payment, Landlord shall release and return the Letter of Credit it holds pursuant to the Lease, or take such other steps with respect thereto requested by Tenant to evidence the termination and cancellation of the Letter of Credit.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Surrender Agreement as of the day and year first above written.

300 CRA, LLC

By: College Road Associates, LLC

By:	/s/ John Zirinsky
John Zirinsky
Title:	President

Orchid BioSciences, Inc.

By:	/s/ Paul Kelly
Name:	Paul J. Kelly (print)
Title:	President & CEO

STATE OF            New Jersey

:ss:

COUNTY OF            Mercer            )

On this 12th day of January, 2005 before me personally came Paul J. Kelly, to me known and known to me to be the individual described in and who, as TENANT, executed the foregoing instrument and acknowledged to me that (s)he executed the same.

/s/ Catherine R. Poole
Notary Public

STATE OF        New York            )

:ss:

COUNTY OF        New York            )

On this 18 day of January, 2005 before me personally came John Zirinsky, to me known and known to me to be the individual described in and who, as TENANT, executed the foregoing instrument and acknowledged to me that (s)he executed the same.

/s/ Marc L. DeCecchis
Notary Public
Marc L. DeCecchis Notary Public, State of New York No. 4963923 Qualified in Westchester County Commission Expires 3/19/2006